Exhibit 23.1

[Letterhead of PricewaterhouseCoopers LLP]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of The Goldman Sachs Group, Inc., Goldman Sachs Capital I, Goldman Sachs Capital II, Goldman Sachs Capital III, Goldman Sachs Capital VI, Goldman Sachs Capital VII, and GS Finance Corp. of our report dated February 19, 2021 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in The Goldman Sachs Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
February 23, 2021